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                                                                     EXHIBIT 2.2

                               FIRST AMENDMENT TO
                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER

     FIRST AMENDMENT TO AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated as of July 15, 2002 (this "First Amendment"), by and among Amgen Inc., a Delaware corporation ("Parent"), AMS Acquisition Inc., a Washington corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and Immunex Corporation, a Washington corporation (the "Company").

     WHEREAS, Parent, Merger Sub and the Company are parties to that certain Amended and Restated Agreement and Plan of Merger dated as of December 16, 2001 (the "Merger Agreement");

     WHEREAS, the Merger Agreement currently provides for the merger of Merger Sub with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Parent (the "Reverse Subsidiary Merger");

     WHEREAS, Section 6.15 of the Merger Agreement provides that in the event that either of Latham & Watkins, counsel to Parent, or Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Company, is unable to render its opinion to the effect that the Reverse Subsidiary Merger will be treated for federal income Tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, the structure of the Reverse Subsidiary Merger shall be revised to provide for the merger of the Company with and into Merger Sub, with Merger Sub surviving the merger as a wholly-owned subsidiary of Parent (a "Forward Subsidiary Merger"), subject to the approval of each of Parent and the Company; and

     WHEREAS, Parent, Merger Sub and the Company desire to amend the Merger Agreement pursuant to this First Amendment to revise the structure of the business combination as a Forward Subsidiary Merger.

     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this First Amendment and intending to be legally bound hereby, the parties hereto agree as follows:

     1. Defined Terms. Capitalized terms used herein and not otherwise defined have the meaning given such terms in the Merger Agreement.

     2. Recitals. The third recital of the Merger Agreement shall be amended and restated in its entirety to read as follows:

     "WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved the merger of the Company with and into Merger Sub (the "Merger") upon the terms and subject to the conditions of this Agreement and in accordance with the Business Corporation Act of the State of Washington (the "WBCA");"

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     3. The Merger. Section 1.1 of the Merger Agreement shall be amended and restated in its entirety to read as follows:

     "Section 1.1. The Merger. Upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the WBCA, at the Effective Time, the Company shall be merged with and into Merger Sub. As a result of the Merger, the separate corporate existence of the Company shall cease and Merger Sub shall continue as the surviving corporation of the Merger (the "Surviving Corporation")."

     4. Articles of Incorporation; Bylaws. Section 1.4(a) of the Merger Agreement shall be amended and restated in its entirety to read as follows:

         "(a) Articles of Incorporation. At the Effective Time, the Articles of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Law, except that Article I thereof shall be amended to read as follows: "The name of the corporation is Immunex Corporation." Such articles shall not be inconsistent with section 6.10."

     5. Conversion of Securities. Section 2.1(c) of the Merger Agreement shall be amended and restated in its entirety to read as follows:

         "(c) Merger Sub. No shares of Merger Sub will be issued directly or indirectly in the Merger and each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time."

     6. Restructure of Transaction. Section 6.15 of the Merger Agreement shall be amended and restated in its entirety to read as follows:

         "In the event that either of Latham & Watkins, counsel to Parent, or Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Company, is unable to render its opinion pursuant to Section 7.2(c) or Section 7.3(c), respectively, the Company and Parent shall negotiate in good faith to revise the structure of the business combination between the Company and Parent such that each of Latham & Watkins and Skadden, Arps, Slate, Meagher & Flom LLP will be able to render such opinion; provided, that no such revision to the structure of the Merger shall (a) result in any change in the Merger Consideration, (b) be materially adverse to the interests of Parent, the Company, Merger Sub, the holders of shares of Parent Common Stock or the holders of shares of Company Common Stock or (c) unreasonably impede or delay consummation of the Merger. If the structure of the Merger is so revised, this Agreement shall be amended by the parties as appropriate to give effect to the revised structure of the Merger with each party executing a written amendment to this Agreement as necessary to reflect the foregoing."

     7. Disclosure Letter. The parties agree that Section 3.5 of the Company Disclosure Letter shall be deemed amended as set forth on Schedule A.

     8. Parties in Interest. Section 9.9 of the Merger Agreement shall be amended and restated in its entirety to read as follows:

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          "This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, other than pursuant to Section 6.10, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement."

     9. Counterparts. This First Amendment may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     10. Governing Law. This First Amendment and the transactions contemplated hereby, and all disputes between the parties under or related to this First Amendment or the facts and circumstances leading to its execution, whether in Contract, tort or otherwise, shall be governed by and construed in accordance with the Laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within the State, except that the provisions of the WBCA shall govern the Merger.

     11. Ratification and Reaffirmation of Merger Agreement. Except as hereby expressly amended, the Merger Agreement shall remain unchanged.

     12. Interpretation. In the event of any conflict between the provisions of this First Amendment and the Merger Agreement, the provisions of this First Amendment shall control.



                            [Signature Page Follows]


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     IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this
First Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

                             AMGEN INC.,
                             a Delaware corporation

                             By:  /s/ Steven M. Odre
                                  ----------------------------------------------
                                  Steven M. Odre
                                  Senior Vice President, General Counsel and
                                  Secretary

                             AMS ACQUISITION INC.,
                             a Washington corporation

                             By:  /s/ Steven M. Odre
                                  ----------------------------------------------
                                  Steven M. Odre
                                  Vice President, General Counsel and Secretary

                             IMMUNEX CORPORATION,
                             a Washington corporation

                             By:  Edward V. Fritzky
                                  ----------------------------------------------
                                  Edward V. Fritzky
                                  Chairman of the Board, Chief Executive Officer and President

                       [SIGNATURE PAGE - FIRST AMENDMENT]